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                                    Filed Pursuant to Rules 424(b)(3) and 424(c)
                                    Registration Statement No. 333-14247


                              Conolog Corporation

                  Prospectus Supplement Dated March 14, 1997
                                      to
                       Prospectus dated November 8, 1996

     On March 7, 1997, Conolog Corporation (the "Company") announced that it plans a public offering of 380,000 shares of a new cumulative, non-convertible, voting 8% Preferred Stock (with a possible additional 57,000 shares of Preferred Stock subject to over-allotment option). The Company also plans to register 1,200,000 preferred stock purchase warrants of selling securityholders and reserve an identical amount of underlying Preferred Stock in the proposed registration.

     It is anticipated that the new shares will have one vote per share voting together with the Common Stock. The dividend on the new Preferred Stock may be payable at the Company's option, in Commmon Stock with a limit of 32,000 shares per year.

     The Company is in the process of selecting an underwriter for this offering but has not yet signed a letter of intent. The terms of the Preferred Stock are subject to negotiation with any underwriter which is selected. A registration statement relating to these securities has not yet been filed with the Securities and Exchange Commission.